AMENDED SUBADVISORY AGREEMENT

FRANKLIN TEMPLETON INTERNATIONAL TRUST

on behalf of

FRANKLIN TEMPLETON GLOBAL ALLOCATION FUND

THIS AMENDED SUBADVISORY AGREEMENT made as of August 1, 2011, and amended as of April 1, 2014, by and between FRANKLIN TEMPLETON INSTITUTIONAL, LLC (“FTI, LLC”), a Delaware limited liability company and FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED (“FTIML”), a corporation existing under the laws of the United Kingdom.

WITNESSETH

WHEREAS, FTIML and FTI, LLC are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, Franklin Alternative Strategies Advisers, LLC, a Delaware limited liability company (“FASA”), pursuant to an investment management agreement (“Investment Management Agreement”), has been retained to render investment advisory services to Franklin Templeton Global Allocation Fund, a series of Franklin Templeton International Trust (hereinafter referred to as the “Fund”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and FASA has retained FTI, LLC to render investment advisory services to the Fund; and

WHEREAS, David Zahn, a member of the Fund’s portfolio management team, is employed by FTIML, and FTI, LLC wishes to enter into this Agreement with FTIML to enable Mr. Zahn to perform his responsibilities as a member of the Fund’s portfolio management team.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

.           FTI, LLC hereby retains FTIML and FTIML hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

                                    ()         Subject to the overall policies, control, direction and review of the Fund’s Board of Trustees (the “Board”) and to the instructions and supervision of FTI, LLC, FTIML agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Fund.  FTI, LLC will continue to provide all research services in respect of the Fund and have full responsibility for all investment advisory services provided to the Fund.  FTI, LLC acknowledges that the only services that FTIML will provide under this Agreement are the portfolio management services of David Zahn while he remains employed by FTIML.

                                    ()         Both FTIML and FTI, LLC may place purchase and sale orders on behalf of the Fund.

                                    ()         For the term of this Agreement, FTI, LLC shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board.  David Zahn shall also be available to attend such meetings of the Board as the Board may reasonably request.

                                    (d)       In performing its services under this Agreement, FTIML shall adhere to the Fund’s investment objective, policies and restrictions as contained in the Fund’s Prospectus and Statement of Additional Information, and in the Trust’s Declaration of Trust, and to the investment guidelines most recently established by FTI, LLC and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

                                    (e)       In carrying out its duties hereunder, FTIML shall comply with all reasonable instructions of the Fund or FTI, LLC in connection therewith.  Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolutions has been supplied to FTIML.

2.         (a)       FTI, LLC shall pay to FTIML a fee equal to 10% of the management fee paid to FTI, LLC by FASA with respect to the Franklin Templeton Low Duration Bond strategy, which fee shall be payable in U.S. dollars on the first business day of each month as compensation for the services to be rendered and obligations assumed by FTIML during the preceding month.  The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FTI, LLC relating to the previous month.

                                    (b)       FTI, LLC and FTIML shall share equally in any voluntary reduction or waiver by FTI, LLC of the management fee due under the Investment Management Agreement between FTI, LLC and the Fund.

                                    (c)       If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

3.         It is understood that the services provided by FTIML are not to be deemed exclusive.  FTI, LLC acknowledges that FTIML may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Fund (collectively, “Clients”).  FTI, LLC agrees that FTIML may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.  In providing services, FTIML may use information furnished by others to FTI, LLC and FTIML in providing services to other such Clients.

4.         FTIML agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

5.         During the term of this Agreement, FTIML will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.  The Fund and FTI, LLC will be responsible for all of their respective expenses and liabilities.

6.         FTIML shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FTI, LLC or the Fund in any way, or in any way be deemed an agent for FTI, LLC or the Fund.

7.         FTIML will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTIML may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

8.         This Agreement shall become effective on the date that first written above and shall continue in effect until David Zahn ceases to be employed by FTIML for whatever reason.  This Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Fund’s Board of Trustees as a whole.

9.         (a)       Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board upon not less than sixty (60) days’ written notice to FTI, LLC and FTIML, and by FTI, LLC or FTIML upon not less than sixty (60) days’ written notice to the other party.

                                    (b)       This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Subadvisory Agreement between FTI, LLC and FASA.

10.       (a)       In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTIML, neither FTIML nor any of its directors, officers, employees or affiliates shall be subject to liability to FTI, LLC or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                                    (b)       Notwithstanding paragraph 10(a), to the extent that FTI, LLC is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by FTIML pursuant to authority delegated as described in Paragraph 1(a), FTIML shall indemnify FTI, LLC and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

                                    (c)       No provision of this Agreement shall be construed to protect any director or officer of FTI, LLC or FTIML from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

11.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, FTIML hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request.  FTIML further agrees to preserve for periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

12.       Upon termination of FTIML’s engagement under this Agreement or at the Fund’s direction, FTIML shall forthwith deliver to the Fund, or to any third party at the Fund’s direction, all records, documents and books of accounts which are in the possession or control of FTIML and relate directly and exclusively to the performance by FTIML of its obligations under this Agreement; provided, however, that FTIML shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case FTIML shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

            Termination of this Agreement or FTIML’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

13.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect.  Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

14.       FTI, LLC will furnish to FTIML properly certified or authenticated copies of the resolutions of the Board authorizing the appointment of FTIML and approving this Agreement as soon as such copies are available.

15.       Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

16.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware.

17.       FTIML acknowledges that it has received notice of and accepts the limitations of the Fund’s liability as set forth in its Declaration of Trust.  FTIML agrees that the Fund’s obligations hereunder shall be limited to the assets of the Fund, and that FTIML shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

FRANKLIN TEMPLETON INSTITUTIONAL, LLC

By:      /s/WILLIAM Y. YUN

            William Y. Yun

Title:   Executive Vice President

FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED

By:   /s/JAMES HAMMOND

            James Hammond

Title:   Chief Executive Officer